Exhibit 5.1
Phone: 404.873.8500
Fax: 404.873.8501
www.agg.com
February 8, 2008
Sysco Corporation
1390 Enclave Parkway
Houston, TX 77077
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Sysco Corporation, a Delaware Corporation (the “Company”), in connection with the issuance and sale of $750,000,000 principal amount of the Company’s senior notes (the “Notes”), which it is offering under the registration statement on Form S-3 (File No. 333-149086) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “1933 Act”), which relates to the Company’s offering and sale of various securities under Rule 415 under the 1933 Act.
     The Company will issue the Notes in two series as follows: (1) $250,000,000 principal amount of the Company’s 4.20% Senior Notes due February 12, 2013 and (2) $500,000,000 principal amount of the Company’s 5.25% Senior Notes due February 12, 2018. Each series will be issued under a Supplemental Indenture anticipated to be dated February 12, 2008 (each, a “Supplemental Indenture,” and collectively the “Supplemental Indentures”) between the Company, as Issuer, and The Bank of New York Trust Company, N.A., as successor trustee (the “Trustee”). The Supplemental Indentures will be entered into in accordance with the provisions of the Indenture dated as of June 15, 1995 between the Company and First Union National Bank of North Carolina, the predecessor Trustee.
     For purposes of the opinions we express below, we have examined, among other agreements, instruments and documents, the following:
•	the restated certificate of incorporation and by-laws, each as amended to date, of the Company;

•	the Registration Statement and its exhibits;

Sysco Corporation
February 8, 2008

•	the prospectus the Registration Statement includes;

•	the preliminary prospectus supplement dated February 6, 2008;

•	the final prospectus supplement dated February 7, 2008;

•	a free writing prospectus filed on February 7, 2008;

•	the Indenture;

•	the Supplemental Indentures;

•	the underwriting agreement dated February 7, 2008, among the Company and Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., as representatives of the several Underwriters named in Schedule I thereto relating to the offering and sale of the Notes (the “Underwriting Agreement”);

•	the Debt & Investment Management Policy of the Company in effect as of the date hereof;

•	the resolutions of the board of directors of the Company (the “Board”) and of an officer authorized by the Board to authorize the issuance of the Notes and approve the terms of the offering and sale of the Notes;

•	corporate records of the Company, including minutes it has furnished us; and

•	certificates of public officials and of representatives of the Company.
In giving these opinions, we have relied on certificates of officers of the Company and of public officials with respect to the accuracy of the factual matters those certificates cover or contain, and we have assumed that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original copies of those documents and those original copies are authentic.
     On the basis of and subject to the foregoing, we are of the opinion that the Notes in each series will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the applicable Supplemental Indenture, and duly purchased and paid for in accordance with the provisions of the Underwriting Agreement, be duly authorized and validly issued, and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that

Sysco Corporation
February 8, 2008

enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity, regardless of whether that enforceability is considered in a proceeding in equity or at law, and (c) any implied covenants of good faith and fair dealing.
     We limit the opinions we express above in all respects to matters of the laws of the State of New York and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.
     We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Company’s current report on Form 8-K, reporting the offering of the Notes, and to its incorporation by reference into the Company’s Registration Statement on Form S-3 (No. 333-149086). In giving this consent, we do not hereby admit we are in the category of persons whose written consent Section 7 of the 1933 Act requires to be filed with the Registration Statement.

Very truly yours,

ARNALL GOLDEN GREGORY LLP